EXHIBIT 99.1

                             OLYMPIC RESOURCES LTD.


FOR IMMEDIATE RELEASE:         December 17, 2003

Houston, Texas

OLYMPIC RESOURCES LTD. SETS EFFECTIVE DATE FOR REVERSE STOCK SPLIT AND MERGER.

Olympic Resources Ltd. ("Olympic" or the "Company") (OTCBB; OLYR) announced today that its stockholders overwhelmingly approved a one-for-ten reverse stock split of Olympic's common stock and the merger of Olympic with Whittier Energy Corporation ("Whittier Energy"), at a special meeting of Olympic's common stockholders. The Board of Directors has designated December 31, 2003 as the effective date for both the reverse stock split and the merger of Olympic with and into Whittier Energy, a newly formed and wholly owned subsidiary of the Company incorporated in the State of Nevada.

As a result of the reverse split, each Olympic stockholder will receive one new share of the Company's common stock in exchange for every ten shares of Olympic common stock held prior to the reverse split. Furthermore, each of the Company's 100,000 outstanding shares of its Series A Preferred Stock will automatically convert into six shares of common stock, resulting in the issuance of an additional 600,000 shares of Olympic's common stock. Olympic will continue to have 100 million shares of common stock authorized for issuance, and approximately 10,046,500 shares of common stock will be issued and outstanding after the reverse split and automatic conversion of the Series A Preferred Stock have taken effect. All fractional shares of the Company's common stock will be rounded up to the nearest whole common share. The Company's common stock will begin trading on a split-adjusted basis effective December 31, 2003.

The merger of Olympic with and into Whittier Energy will also take effect on December 31, 2003, immediately following the Company's reverse stock split and conversion of its Series A Preferred Stock. As a result of the merger, Whittier Energy will be the surviving corporation and the legal name of the Company will become "Whittier Energy Corporation." In addition, the Company's state of incorporation will change from Wyoming to Nevada.

According to the proposed Plan and Agreement of Merger, the Company's stockholders will receive one share of common stock of Whittier Energy for each outstanding share of Olympic common stock, after taking into account the reverse stock split and conversion of the Company's Series A Preferred Stock. Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold share certificates will receive a letter of transmittal requesting that they surrender their old stock certificates in Olympic for new stock certificates of Whittier Energy, reflecting an adjusted number of shares as a result of the reverse stock split. Pacific Corporate Trust Company, the Company's transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates. The Company will remain a publicly traded corporation.

Bryce Rhodes, Olympic's Chief Executive Officer, said, "We are excited about the results of the special meeting and what the Company has been able to accomplish in such a short period of time. The reverse stock split and the re-incorporation of the Company prior to year-end provides closure to the recent merger of Whittier Energy Company and Olympic, and allows us to focus our efforts on managing and growing our business during 2004. The recapitalization of our common stock is an integral part of our corporate strategy to grow the Company through the acquisition, exploration and development of operated and non-operated oil and gas properties in the continental United States. The Company has experienced significant growth over the last several years, and with the successful implementation of our recent merger and upcoming recapitalization, we will be well positioned to continue this growth through a combination of available working capital, third party debt financing, and the issuance of the Company's equity and/or debt securities, as appropriate."

Olympic Resources is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Olympic also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

Forward-Looking Statements: Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Olympic cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Olympic's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.